Exhibit 12
                            FLORIDA POWER CORPORATION
                       Statement of Computation of Ratios
                              (Dollars In millions)


Ratio of Earnings to Fixed Charges:

                                    Twelve Months Ended          Year Ended
                                          June 30,               December 31,
                                      1998     1997              1997    1996
                                     ------   ------            ------  ------

NET INCOME                           $207.3   $180.1            $135.9  $238.4

Add:
  Operating Income Taxes               115.7    97.4              69.9   135.8
  Other Income Taxes                      .2      -                 -      (.1)
                                      ------   -----            ------  ------
Income Before Taxes                    323.2   277.5             205.8   374.1

Total Interest Charges                 137.0    99.9             117.3    98.4
                                      ------  ------            ------  ------
Total Earnings (A)                    $460.2  $377.4            $323.1  $472.5

Fixed Charges (B)                     $137.0  $ 99.9            $117.3   $98.4
                                      ------  ------            ------  ------
Ratio of Earnings to
  Fixed Charges (A/B)                  3.36    3.78              2.75    4.80
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